PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To prospectus dated November 12, 2003)         Registration No. 333-104620

                                 BILLY DEAD INC

This prospectus supplement sets forth the procedures and requirements for our offering securities in the states of California and Iowa. Each of those states approved the registration of our securities after November 12, 2003, the date our registration statement was declared effective by the Securities and Exchange Commission and the date of the prospectus which is being revised by this prospectus supplement.

In California and Iowa, there are certain limitations on investments or separate "suitability standards" which must be satisfied in order for residents of those states to invest in this offering. In addition, our underwriter, Civilian Capital, currently limits investments in initial public offerings (IPOs) by those customers who do not qualify as "Accredited Investors."* These limits are determined on a case by case basis, with investments in IPOs generally prohibited if they exceed 10% of a customer's net worth (excluding home, home furnishings and automobiles).

California has approved this offering on the basis of a limited offering qualification provided we disclose in this prospectus supplement that offers/sales can only be made to proposed investors based on their meeting the suitability standards described below and further disclose that Billy Dead, Inc. was not required to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. California has also required that we disclose that exemptions for secondary trading of the securities in this offering available under California Corporations Code Section 25104(h) have not yet been obtained by us or by our underwriter, Civilian Capital, Inc. and may not be obtained. However, we and Civilian Capital will be seeking to qualify the securities for secondary trading in California, as well as other jurisdictions, and in addition, there may be other exemptions available in California and other jurisdictions available to investors to cover private sales by bona fide owners for their own account without advertising and without being effected by or through a broker-dealer in a public offering.

The following suitability standards apply for customers residing in California or Iowa:

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State               Limitation and/or Suitability Standard
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California.......   Investors must have (i) gross annual income in excess of
                    $65,000 and a net worth not less than $250,000, exclusive of automobile, home and home furnishings, or (ii) a net worth in excess of $500,000, exclusive of automobile, home and home furnishings, or (iii) a net worth in excess of $1,000,000, inclusive of automobile, home and home furnishings or (iv) gross annual income in excess of $200,000.
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Iowa.............   Sales are limited to accredited investors*
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* Accredited Investors are individuals with a net worth in excess of $1,000,000 or income in excess of $200,000 (or joint income with spouse in excess of $300,000) for each of the past two years and a reasonable expectation of reaching the same income level in the current year.

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You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Such documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-B-2, as amended (No. 333-104620), filed with the Securities and Exchange Commission, is hereby incorporated by reference into this prospectus supplement.

           The date of this prospectus supplement is November 24, 2003

                             CIVILIAN capital inc.